NOTICE OF TERMINATION TO

AMENDED AND RESTATED WAIVER AGREEMENT

WHEREAS, Excelsior Tax-Exempt Funds, Inc., a Maryland corporation and a registered investment company under the Investment Company Act of 1940, as amended (“Excelsior”), and United States Trust Company of New York, a state-chartered bank and trust company (“United States Trust”) and U.S. Trust Company, N.A., a national bank organized under the laws of the United States (“U.S. Trust” and together with United States Trust, the “Advisers”) have entered into an Amended and Restated Waiver Agreement (the “Agreement”) adopted as of the 31st day of July, 2003;

WHEREAS, pursuant to the Agreement, the Advisers are required to waive all or a portion of their investment advisory fees and/or reimburse expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratios of the portfolios of Excelsior shall not exceed the amounts set forth on Exhibit A to the Agreement (“Expense Cap”);

WHEREAS, the Agreement provides that it shall not be terminated before March 31, 2004, and will renew automatically each fiscal year thereafter unless the Adviser or Excelsior terminates the Agreement by providing written notice to the other party at least 60-days prior to the beginning of Excelsior’s next fiscal year;

WHEREAS, the Advisers wish to provide notice of termination of the Agreement for all portfolios of Excelsior; and

WHEREAS, the Advisers wish to commit to waive all or a portion of their investment advisory fees and/or reimburse expenses in amounts necessary to maintain the current Expense Caps for the all Portfolios until July 31, 2005.

NOW, THEREFORE, the Advisers hereby inform Excelsior as follows:

1. Notice of Agreement Termination: The Advisers hereby provide notice to Excelsior of termination of the Agreement effective March 31, 2005.

2. Commitment to Extend Waiver: The Advisers hereby undertake to waive all or a portion of their investment advisory fees and/or reimburse Excelsior’s expenses in amounts necessary to maintain the current Expense until July 31, 2005. The Advisers understand and intend that Excelsior will rely on this commitment in, among other things, marketing and selling its shares of the Portfolios, and that this commitment therefore constitutes a binding commitment on the part of the Advisers which may not be withdrawn by them prior to July 31, 2005. The Advisers agree and intend that this commitment will renew automatically on each August 1 for an additional 12 month term unless the Advisers provide Excelsior with notice of termination of this commitment prior to the expiration of its then current term.

Dated: January 25, 2005	UNITED STATES TRUST COMPANY OF NEW YORK

By:	/s/ JOSEPH TRAINOR

U.S. TRUST COMPANY, N.A.

By:	/s/ CRAIG WALLING

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